Exhibit 99.1

D. Boral Acquisition I Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing February 25, 2026

New York, NY, February 19, 2026 -- D. Boral Acquisition I Corp. (the “Company”) today announced that, commencing February 25, 2026, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A ordinary shares and warrants that are separated will trade on The Nasdaq Global Market under the symbols “DBCA” and “DBCAW,” respectively. Those units not separated will continue to trade on The Nasdaq Global Market under the symbol “DBCAU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

A registration statement on Form S-1 relating to these securities was declared effective by the SEC on January 30, 2026. The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from D. Boral Capital LLC: Attn: 590 Madison Avenue 39th Floor, New York, NY 10022, or by email at dbccapitalmarkets@dboralcapital.com, or by telephone at (212) 970-5150, or from the U.S. Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About D. Boral Acquisition I Corp.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, the Company intends to identify and acquire a business where the Company believes its management teams’ and affiliates’ expertise will provide a competitive advantage, including the technology, healthcare, and logistics industries.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given that the Company will ultimately complete a business combination transaction in the sectors it is targeting or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

D. Boral Capital LLC
Email: dbccapitalmarkets@dboralcapital.com
Telephone: 212-970-5150